Exhibit 10.58
     AMENDMENT NO. 1, with an effective date of
December 1, 2005 (this “Amendment No. 1”), to
the EMPLOYMENT AGREEMENT (the “Agreement”)
dated September 28, 2005 between GREENFIELD ONLINE,
INC., a Delaware Company (“Company”), and
ALBERT ANGRISANI (“Executive”).
RECITALS
          The Company and Executive have agreed to amend the Agreement to provide for additional living expense allowance which the Executive expects to incur while rendering services to the Company pursuant to the Agreement.
          NOW, THEREFORE, the parties hereto hereby agree as follows:
     Section 1. Defined Terms. Unless otherwise defined herein, capitalized terms shall be accorded the definitions assigned to them in the Agreement.
     Section 2. Amendment to the Agreement. Section 3.4 of the Agreement shall be replaced in its entirety by the following:
“3.4 Other Benefits. During the Term, the Company shall provide Executive an allowance of $7,500.00 per month for lodging in the tri-state area and an automobile lease, payable to the Executive on the last calendar day of each month during the Term. In addition to the foregoing, the Company shall reimburse the Executive for expenses incurred while residing in the Wilton, Connecticut area in excess of 10 days per calendar month at the flat rate of $400 per night, such fee to cover lodging, meals, transportation and miscellaneous items. For example: if, during a calendar month, in order to perform his duties under this Agreement, the Executive was required to reside in the Wilton, Connecticut area for 15 nights, in addition to the $7,500 allowance described above, the Executive would be entitled to receive an additional living allowance of $2,000.”
     Section 3. No Other Amendments. Except as expressly set forth herein, the Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed (i) to be a waiver, amendment, modification or other change of any term, condition or provision of the Agreement (or a consent to any such waiver, amendment, modification or other change), or (ii) to entitle the Executive to a waiver, amendment, modification or other change of any term, condition or provision of the Agreement (or a consent to any such waiver, amendment, modification or other change), or to a consent, in the future in similar or different circumstances.
     Section 4. Further Assurances. The parties hereto agree to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Agent may at any time reasonably request in connection with the administration and enforcement of this Amendment No. 1.
     Section 5. Notices. All notices, demands and requests of any kind to be delivered to any party hereto in connection with this Amendment No. 1 shall be delivered in accordance with the notice provisions contained in the Agreement.
     Section 6. Headings. The headings used herein are for convenience of reference only and shall not affect the construction of, nor shall they be taken into consideration in interpreting, this Amendment No. 1.
     Section 7. Counterparts. This Amendment No. 1 may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.
     Section 8. Applicable Law. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CONNECTICUT (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW).
[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the day and year first above written.

GREENFIELD ONLINE, INC.
By:	/s/ Jonathan A. Flatow
Jonathan A. Flatow
Secretary

/s/ Albert Angrisani
Albert Angrisani
Executive